Exhibit 99.2

AEGION CORPORATION
Moderators:  Joe Burgess and Ruben Mella
April 25, 2012
9:30 a.m. ET

Operator:
Good morning and welcome to Aegion Corporation’s First Quarter 2012 Earnings Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time.  If anyone requires assistance during this call, please press star then zero on your touch tone telephone.  As a reminder, this event is being recorded. Any financial or statistical information presented during this call, including any non-GAAP, most directly comparable GAAP measures, and reconciliation to GAAP results will be available on our website at
www.aegion.com.

During this conference call, we will make forward-looking statements, which are inherently subject to risk and uncertainties. Results could differ materially from those currently anticipated due to the number of factors described in our SEC filings throughout this conference call. We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

I’ll now turn the call over to Joe Burgess, President and Chief Executive Officer. Sir, you may begin.

Joe Burgess:
Thank you and good morning and let me welcome everybody, everyone to our call related to first quarter 2012 earnings. With me today are David Morris, our General Counsel; Brian Clarke, in charge of the new Business Integration; and Ruben Mella, who is of course in charge of Investor Relations.

Not with me on the call this morning is David Martin. David was called away with a family medical emergency. He will be here later in a week. So as has been our custom, we tend to open with a – with a discussion and a summary of the financial performance of the quarter. David normally handles that. In his absence, Ruben will handle that and then he’ll give it back to me, just to – to do discuss some of the forward-looking expectations for 2012. Ruben, please start this all.

Ruben Mella:
Thanks, Joe. As you’ve already seen in our release, we’re off to a good start in 2012 on the segments we expect will drive our earnings performance this year. Joe will provide an update to our outlook for 2012. I’ll start with a review of the first quarter results.

A few things stand out in terms of performance that I would like to highlight. Energy and Mining delivered good results this quarter with particularly strong performance from the United Pipeline Systems, CRTS and Corrpro. In fact, it was a record quarter for the UPS business.

CRTS delivered strong operating profit on the strength of an offshore project in the Persian Gulf and we haven’t even begun the coating work for the WASIT project, which we will start up this summer.

Corrpro also enjoyed a strong first quarter with revenue increase of almost 13% and operating profit increase of $1.6 million from the prior year and ended the quarter with improved backlog, a great sign for the remainder of the year.

I’ll discuss it further, but the quarter could have been even better, not for a few negatives. Our New Iberia coating facility is actively receiving new pipe deliveries after delays over the past few months from our customers. These delays detracted from our first quarter results but we are now on track for a busy summer and fall on a number of Gulf of Mexico related projects.

We saw dramatically improved performance from our North American Water and Wastewater segments. Continued stability in North American business is a strong positive indicator of the recent actions we have taken to invest in project management, optimize operational execution, and instill disciplined in all facets of managing in a difficult municipal environment.

As good as weather was in North America, the opposite was true in Europe and Australia, where severe weather hampered our CIPP installation efforts. Finally, Fyfe North America operations performed strongly for the quarter on the strength of a number of projects, including a number of favorable project close-outs.

The acquisition of Fyfe Latin America’s operations and a loss – we had a small loss in the quarter, but there are a number of large project opportunities that we expect to start very soon. We closed the Fyfe’s acquisition on April 5 and this business has seen significant growth as well and will be accretive to earnings very quickly.

Let me start with an overview of our financials. My comments will be based on non-GAAP results, excluding approximately $600,000 pre-tax or $0.01 per share of due diligence in transaction cost related to the Fyfe Latin America and Fyfe Asia acquisitions.

Earnings per share in the quarter were $0.18 led by Energy and Mining and North American Water, Wastewater segments compared to the prior year EPS of $0.08. Revenues and gross profit grew 9.5% and 28% respectively. Gross profit margins were 22.8%, a 320 basis point improvement over the prior year because of contributions from the acquired businesses in 2011 that generated higher gross margins, and a 600 basis point increase in gross margins from North America Water, Wastewater.

Part of the gross margin improvement for NAR was attributable to favorable weather this year compared to the severe winter weather in 2011. But our results also benefited from strong market conditions in Canada and much better execution in the U.S. operations.

Operating expenses were higher in the quarter versus last year as we added operating expenses for Fyfe North America, CRTS and Hockway, as well as an increase in investments to support our growth initiatives. Without these impacts, operating expenses would have declined 6.4% in the quarter because of restructuring and cost reduction efforts taken during 2011. In the case of our Global Water and Wastewater Rehabilitation businesses, operating expenses declined by $2.9 million.

The Energy and Mining platform as a whole delivered good results with revenues of $115 million, a 20.5% increase compared to last year. Operating income grew 16.4% to $7.4 million, and operating margins were slightly down at 6.5%, because of the increase in operating expenses from recent acquisitions most notably CRTS and new joint ventures.

Turning to each of the businesses within Energy and Mining platform, United Pipeline Systems increased gross profit by 14.2% to a record $9.2 million and very strong performance in the core North American business, and revenues associated with mobilization, engineering and raw material purchases for the Morocco phosphate liner project. Both the U.S. and Canadian businesses experienced record performance on the top-line and bottom-line for the quarter. At the same time, gross margins for the UPS business were down somewhat due to lower margin international projects.

This record profitability would have been even stronger if not for poor performance from the South American business, because of some isolated project performance issues in Chile. Because of the associated revenue growth UPS’ backlog at the end of the March was down nearly 20% to $101 million, but it certainly is still a very strong position and bidding activity remains high.

Gross profit for Corrpro increased 7% to $10.2 million because of strong market activity in the U.S. Corrpro backlog at the end of March was great for this time of year and it’s nearly at a record of $75 million, a 26.5% increase from the end of 2011.

CRTS contributed $3.9 million in gross profit from strong execution to complete projects in its backlog from the end of the year and revenues from mobilization and engineering work for the WASIT project. Because of the strong conversion of backlog into revenues, the end of March backlog was $31.4 million, a $9 million reduction from December, but again very strong with the WASIT project.

The Bayou business had a weak quarter, almost completely as a result of delays in the pipe delivery at our facility in New Iberia. These delays were related to customers’ schedule changes. Gross profit for the quarter for Bayou inclusive of all coating operations in North America and other ancillary businesses was $3.4 million, which was $2.1 million below the prior year.

The good news is we’re receiving significantly increased deliveries in March and April and will be very busy coating pipe in the remaining months of the year. So our outlook for a strong recovery this year remains unchanged.

Project backlog at the end of March for New Iberia was approximately $40 million, no different than what we reported on the fourth quarter call. We saw the line of sight for $10 million of additional offshore work in the coming months. Overall, Bayou backlog was $50 million at the end of March.

We’re really pleased with the performance for our North American Water and Wastewater business this quarter. While revenues were down as expected, gross profit was up $3.4 million to $14.6 million and gross margins nearly reached 20%. I would attribute the improved gross profit and margin results to three factors.

First, our investment in project management is paying off as we did a much better job managing crew costs and overall execution of the work in hand. Second, Canada was the strong market this quarter because of continued market growth for Sewer and Water pipeline rehabilitation. In the U.S., we saw improved project activity and execution in the West and Midwest while performance was down in the Eastern U.S. because of market retrenchment in certain pockets.

Third, NAR did a good job managing their cost as operating expenses declined by $2.4 million from last year in the first quarter. Because of these factors, operating margins increased from 4.6% in the fourth quarter to 5.6% this quarter.

Financial performance of the European Water and Wastewater segment was significantly below our expectations as severe winter weather in February and early March impacted our contracting businesses in the UK, Netherlands, France and Switzerland. The markets where we have licensing agreements, distributorships and third-party sales fared better, but were also impacted by the poor weather as two shipments were delayed by customers.

While the first quarter is always a seasonal low for the year, weather caused a significant impact to the bottom line and the business suffered a slight operating loss in the quarter. Market conditions are challenging, but we do expect to recover from the slow start and build momentum throughout the year on the strength of growing third-party tube sales and contracting markets such as the Netherlands.

Severe weather was also an issue in our most profitable market in the Asia Pacific region, Australia. Flooding in Sydney prevented our crews from lining several key projects during the quarter. I expect the Australian business will recover as the rest of the year progresses.

We stabilized our operations in India, meaning financial performance in that market did not materially impact our results in the quarter. However, market conditions in Singapore have not been favorable in the recent months as we deal with the close out of certain older projects.

Cost estimates and pricing were made on these projects several years ago and the projects have proven very difficult to execute, particularly in the last year as we work through the final stages of lining. Our operations have executed the work fairly efficiently but under difficult commercial pricing in contractual terms. We expect these projects to be completed by the end of the second quarter.

The end result was a $1.8 million operating loss in the quarter for the Asia Pacific Water and Wastewater segment with revenues declining 15.3% to $10.6 million. While this isn’t a good start for the segment, we do expect the Australian business to recover strongly in the year and we expect the drag of the Singapore project activity to end in the next few months.

On the other hand, the story for the Commercial and Structural segment is much different. We had another strong quarter with gross margins of 52%. Fyfe North America completed several high margin projects in the U.S. Revenues in the quarter were $14.5 million and operating margins were 13.2%. Backlog remains solid at $19 million for the end of March.

We’re pleased to have closed the Fyfe Asia acquisition earlier this month. Including the Fyfe Latin America acquisition in January, the total purchase price for these acquisitions was approximately $44 million funded out of our cash reserves and $18 million borrowed on our credit facilities. On a pro forma basis in 2011, Fyfe Asia and Fyfe Latin America achieved $30.1 million in revenues and $5.1 million in EBITDA.

Joe will talk about their outlook, but the growth prospects in each of these businesses are very strong and it should be able to deliver the growth in revenue and profitability that we expected when we went into the acquisitions.

The first quarter was also a great start for the year in terms of operating cash flow generation. A strong earnings recovery from last year along with solid cash collections in the Energy and Mining segment and contributions from the Commercial and Structural segment were the catalyst for the $23.8 million year-over-year improvement in cash from operations.

In the first quarter, we completed the remaining 5 million share repurchase program under the prior board authorization and also acquired approximately 1 million of our shares in connection with our Employee Equity Program. We used cash to fund the acquisition of Fyfe Latin America for a net purchase price of $3 million. This favorable start to cash generation gives us confidence Aegion will deliver strong cash flow from operations in 2012. That should carry through to a positive net cash flow position for the year. We continue to expect CapEx to be in the range of $35 million to $40 million in 2012 with a likelihood of being at the lower end of the range. We will also make $25 million in debt repayments as required under our credit agreement.

As I conclude, the sources of growth we expect for 2012 begin to come through in the first quarter results. Energy and Mining is off to a very good start even though we had a timing issue with pipe deliveries at Bayou. North America Water and Wastewater continue to demonstrate stability and improving margins. All indications are that the Commercial and Structural platform is on track for a great year.

Certainly having Fyfe Asia and Fyfe Latin America join the platform enhances the growth outlook for the Fibrwrap technology. And we began the year with strong cash generation, giving us confidence in our positive outlook for cash flow from operations and net cash positions this year.

I will turn the call over to Joe.

Joe Burgess:	Thank you, Ruben, and let me welcome everyone again to the call. It would be an understatement to say that this was an important quarter for Aegion. I stated in my annual report letter recently to stockholders that my top priority in 2012 is to regain your trust in our ability to consistently manage Aegion to meet our stated performance targets. Obviously, we can’t achieve that goal, if we don’t get off to a good start. I believe this quarter constitutes a good start. It could have been better, as Ruben discussed, and I will comment on that later and certainly in the Q&A, but there are substantial positives across all three of our platforms in the quarter and all three contributed to improved results.

Let me just hit some overarching highlights of the quarter. Our earnings per share more than doubled to $0.18 a share with significant contributions from all three platforms. Our backlog position is very strong and our bid table looks even stronger. For the company as a whole, our backlog is up 17.4% year-over-year, total backlog is up almost 21%, and it is strong across all segments.

Energy and Mining backlog is strong across UPS, Bayou, Corrpro and CRTS. North American Rehabilitation total backlog is down 7%, almost 7% year-over-year, but represents a strengthened position when you adjust for the smaller crew count in the North American business. Our Wastewater bid table is more than adequate to hit our financial targets. The Fibrwrap bid table looks very robust for the balance of 2012 and we continue to believe in the ability of that business to hit its targets.

Lastly, first quarter margin performance, while not optimum for some of the reasons Ruben outlined, certainly positions Aegion to achieve our 10% operating margin target for 2012. This is absolutely critical to putting us back on the path towards becoming a premium return company. So clearly the quarter positions us to achieve our guidance target for 2012.

Let’s take a look at the segments, I’ll start with Wastewater. I start here because our ability to manage this business consistently, turning it into a consistent cash producing business unit is the most important operating assignment we have. Why? The success of our diversification in growth strategy is becoming clear, but we do not believe that will translate to shareholder value if the perception continues to be that we cannot consistently manage this business.

Having stated that I believe the first quarter results were another positive step in the right direction. Our focus on investments in senior project management, estimating, scheduling and operations management are driving production efficiencies and reducing stranded costs. That allowed us to produce almost $6 million more in operating income, despite a 7% revenue short-fall year-over-year. Consistency and execution, both were evident during the first quarter for NAR as this business again generated a little more than $4 million in operating profit mostly from the U.S.

We continue to see growth from our third-party tube business with sales up 19% from last year, that’s off of a small base in the first quarter, but it does indicate traction is building for high margin tube sales in markets where we either chose not to bid for the contracting work or we lost a bid because the margins were below our threshold for contracting profitability. When it comes to our efforts in improving bidding discipline, we are already seeing results as gross margins for our North American backlog increased by 4 percentage points this quarter from year-end and are nearly doubled where we stood at this time last year in 2011.

To me, the improvement in operating margins from the fourth quarter is also a compelling financial result. Increasing operating margins from 4.6% to 5.7% in the quarter, in the first quarter, meant we were able to offset the lower revenue in the U.S. because of the current market conditions and our own more selective bidding practices. That’s our expectation going forward as we execute our strategy in 2012.

Now it would be wrong for me not to credit some of the efficiency gains to favorable weather in both the U.S. and Canada. But as I survey the results from the quarter, I believe the vast majority of the improving margin position is attributable to the things I just mentioned, all of which we directly control. That’s the benefit of an execution-oriented business in this challenging market environment. I believe we’re ready to demonstrate that consistency over the full year so that we can deliver on our guidance of high single digit operating margins for the full year of 2012.

Ruben mentioned the impact weather had on our operations in Europe primarily in the large contracting markets.  We were able to recover somewhat in March in the UK, the Netherlands, and Switzerland, giving me confidence in the outlook we have for Europe for the balance of the year. However, France and Spain are showing signs of a slowdown in market activity from the improvement we saw in the fall of last year, especially in France.

Our European business has adopted a very proactive approach to properly address changes in market conditions in these two markets. In France, we have to be highly efficient in a very competitive market. And in Spain our focus will be on third-party tube sales and contracting work only in certain major cities.

Despite these weather and economic related issues from Europe in the first quarter, our strategy to target markets with the right business model continues to be the right approach for our CIPP business. The licensee and distributor relationships we formed in several European countries are performing well. We continue to increase third-party tube sales from MTC in the quarter, supporting our route to market strategy. These positive developments and improved weather should allow us to catch up from the unexpected slow start this quarter.

Leaning on the weather theme, yet again for our performance, not something we like to do, but it’s an unfortunate reality in our installation businesses, flooding conditions in Australia, primarily in Sydney, shutdown crews for almost 40% of the quarter. We view this as a transitory issue as our crew utilization rates are quickly moving back to their normal levels. Australia remains a very good market for us as bid activity in the coming quarters is strong including more large multi-year projects tenders in Sydney, which is a core part of that market.

Our Singapore operations are working to close out older projects with the Public Utilities Board. I expect that work to be completed in the coming months. I’m reinsured with better news out of India where operating profits were down slightly in the quarter, but not enough to be material to our financial results. We have minimized our cost position in India and our plans for 2012 don’t include any new project activity at this point. We continue to work with our partner SPML to find the best way for us to participate in the civil contracting market over the long haul.

What we have learned in these markets is that fixed scope contracts do not exist. We have made the mistake in both Singapore and India of setting up “going concerns” that become fixed cost problems when contracted for scopes do not materialize. Increasingly in Asia with the exception of Australia, we are adopting our UPS Project approach, which so that each project stands on its individual merits.

The first example of this approach in the Asia-Pacific region is Malaysia. We are currently in the bid process for several multi-year projects in Kuala Lumpur. The Malaysian government has initiated a five year program to rehabilitate infrastructure in that city. A good portion of this project is dedicated to trenchless sewer rehabilitation, which is a good fit for our CIPP technologies. I expect contract award announcements to happen over the next few weeks as the first phase of contract negotiations were off to a close.

Different from other projects however, is that we will execute those projects really at the smallest level of work release and have them stand on their own at that level as opposed to taking the going concern approach that we adopted in India and in Singapore.

Turning to Energy and Mining, we can’t achieve our expected growth in 2012 without solid performance from the Energy and Mining platform. As we mentioned earlier, United had a record quarter and Corrpro delivered strong operating results on the strength of their core North American market. That is reflected in the backlog and the project opportunities global for both of these businesses. This is very important to us because of the recurring nature of the work we do for those customers, where we have strong longstanding relationships.

United has always enjoyed a strong base in North America. What’s exciting about this year is the increasing demand for Tite Liner in the U.S. and Canada because of the new energy extraction methods that rely heavily on water, carbon dioxide and other corrosive elements in locations where abrasive materials are ever more present, such as the oil sands and even some of the shale formations.

While the backlog is modestly down from the fourth quarter because of the strong revenue growth, the composition of the projects in that backlog is solid and diverse with work we were doing this year for Pemex in Mexico, mining interest in South America, mining interest in Australia, and smaller introductory projects in several markets in the Gulf States from Oman to Bahrain, to Kuwait to Saudi.

We did have one set back as Ruben mentioned in Chile this quarter with the Escondido project which was not completed on time causing cost overruns. We are in the final testing phases and expect to see some recovery of cost in the future on that project. United’s $67 million Morocco project is ramping up for installation. Pipe fusing is scheduled to begin mid-May with lining starting about three weeks after that.

This is about 60 days behind the most aggressive schedules, but within our expectations for the year. Our current plan is to complete nearly all of the installation work by the end of the year. We are very confident that UPS will produce another record year.

The current backlog of $75 million for our Corrpro business is a new record level reflecting an excellent start to our goal of growing revenues by approximately 15% in 2012. That growth would be aided by expansion into the Middle East, with our work with the Kuwait Oil Company which began in October of last year.

Our Saudi STARC joint-venture is getting off the ground and I would expect a few small projects to come from this effort in 2012. Given the strong start to the year, Corrpro is on track to improve operating margins in the 11% to 12% range as they focus on the higher margin services they provide for their extensive line up of alliances with large multinational oil and gas companies. We are confident that Corrpro will also produce a record year.

We finally started to receive the customer delayed new pipe shipments over the last three weeks at Bayou’s New Iberia facility. These deliveries are for several offshore projects already in our backlog for this year. I don’t anticipate the delay in shipments will materially impact the completion of the coating work we had planned for 2012. Activity will be brisk, as our coating plants and barge loading facilities run at higher capacity utilization rates supporting these projects and others this year, primarily for the Gulf of Mexico.

The outlook for Bayou this year is very encouraging and I expect that to continue in 2013, particularly with the completion in the fall of the insulation facility at New Iberia. That project is part of our joint venture with Wasco Energy, where we will be able to offer their high-end insulation products along with our lineup of coating solutions. This added capability will open a new service offering for the deepwater pipe-coating market, which carries substantially higher revenues and margins.

Given our strategic locations with barge access to the Gulf of Mexico, we can service markets outside of the Gulf including the Caribbean, Central America and even Brazil. We’ve completed the build out of the robotic trains for the CRTS WASIT project and our teams are mobilizing for work to begin, likely in July. As I’ve commented before, this is a landmark project for CRTS and its relationship with Saudi Aramco. This project is attracting the attention of several other interested parties including Petrobras in Brazil to observe our performance on a project of this scale.

Just like United, CRTS is beginning to grow its presence in other key markets for their robotics technology. We are finishing an internal welded joint coating project in a venture between Kuwait Oil Company and Saudi Aramco. I view this as an important resume-builder for CRTS with the potential for more projects in the region as well as strengthening our relationship with two premier state-run oil companies.

We are also performing joint coating projects with Bayou CCSI in the Marcellus Shale, potentially opening another end market for internal joint coatings. The backlog outside WASIT is robust and we like the bid table we have right now with the potential for more projects that we can execute in 2012. Based on performance today, the backlog we have in hand and a robust bid table across the Energy and Mining platform, I feel good about revenues easily surpassing $500 million in 2012 with operating margins greater than 10%.

Turning to the Commercial and Structural segment, I continue to be impressed with the performance from Fyfe North America. Their bid table is increasing across all market verticals. We’ve enjoyed the benefit of strong execution on several high margin projects in the quarter as reflected in the over 50% gross margins. That positive mix won’t always be there, but we continue to believe that this is a mid-40s range gross margin business that can be sustained for this platform in the near-term.

We are excited to have Fyfe Asia and Fyfe Latin America as part of the Commercial and Structural platform. The outlook for the Fyfe Asia business in particular is very good with growth that is better than we anticipated during our due diligence process. We will add their projects to our existing backlog in the coming quarters. More importantly for the future, we gain access to some key markets in Asia-Pacific, such as Japan for seismic protection and pipeline projects for industrial customers in the region. The Hong Kong market also appears particularly robust to us as well.

For Fyfe Latin America, it’s been a building growth story in quite a few markets mainly associated with transportation bridge rehabilitation and water front structures. For example, Fyfe Latin America has been working on the Lima, Peru Metro Rail rehabilitation over the past two years primarily strengthening poorly constructed support pillars. We believe this to be a very strong market in Latin America and also a very strong market in our core North American markets.

Tapping into our global distribution network and investing in business development is the next step to what I expect will be an acceleration of the revenue growth rate that we see – have seen from these businesses historically and that we see in 2012 and beyond.

There is one of the international businesses that we have yet to close and that is Fyfe Europe. We’re proceeding with the final due diligence on this acquisition and expect to complete that transaction by the end of the third quarter. I don’t believe that any of these delayed closings will impact our revenue guidance of $85 million to $90 million this year, which was based on completing Fyfe Asia and Fyfe Latin America acquisitions.

All of this means that we are on our way to generating EPS in a range of $1.40 to $1.60 and return on invested capital of 10%. We reconfirm that guided range based on our first quarter results and our prospects for the balance of 2012.

So I would like to thank you for your interest in Aegion. We have a great year ahead of us and we are excited about the opportunities for our technologies and services. For me 2012 is about establishing the three platforms we’ve created that form Aegion; a dynamic growth Energy and Mining platform that has the products and the service reach to support its clients globally, a Commercial and Structural segment that will achieve explosive growth by continuing to develop technologies and products that have the potential to change the markets for structural repair across a number of verticals, and a Wastewater business that continues to lead its markets and produce consistent earnings and cash flow.

2012 will be a very good year for Aegion certainly in terms of earnings growth, but also in terms of demonstrating the ability of our company to make progress towards our overall goal, which is to be a desirable investment based on our ability to deliver consistent earnings growth through innovation and value-added services in growth markets.

So let me just end with a remainder, on May 8, we will host our very first Investor Day in New York City. There, you will have opportunity to lay your hands on the existing technologies that make up Aegion. In addition, our products and services will be presented and demonstrated by our operating management team. There will be no better way to get close to our strategy. If you would, please see the investor page on our corporate website for details on how to attend. And I certainly hope to see you in New York City.

And now, I’ll be happy to answer any questions you have in the time that we have remaining. Thank you very much.

Operator:
Thank you, sir. Ladies and gentlemen, if you have a question at this time, please press star then one on your touchtone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  Again, if you do have a question, please press star then one at this time.

Our first questioner on the phone line queue comes from Arnie Ursaner with CJS Securities. Your line is open. Please go ahead.

Arnie Ursaner:
Good morning, Joe. Thanks for the very thorough run down. I guess what I’m trying to get a feel for is you’ve highlighted a number of negative items in the quarter and a number of positive items. And I’m trying to see if we can get a better feel for a quantification of those. So in my negative items I have the impact of the pipe delay, weather in Europe and in Australia, and the Escondido cost overruns. And then on the positive side, I think we have the project close outs of Fyfe, and the good weather in North America, I don’t know if that’s quantifiable. Is there a way you can sort out these various things to give us a sense of these sort of atypical?

Joe Burgess:
Yeah, as I said, we actually went into the quarter – I mean – again, we are happy with the quarter in the aggregate, but we went into the quarter actually thinking it will be better in all standards. So the Bayou delays probably shifted a little bit north of a couple of million dollars out of the first quarter into mostly the second, may be a little bit of runoff in the third. All of that  –  pipes are on the ground and processing now. We – again, we have the pipe – about 800,000 feet of pipe from Enbridge, Walker Ridge projects, two shale projects, Mars B and Marcellus in the aggregate about 4,000 feet of pipe on the ground.

And all five, really all five of our plants in New Iberia are operating now in the aggregate, running basically seven shifts total. So those facilities are full. And then of course we’re currently receiving pipe for Chevron and Enbridge projects, which really take us through very late in the year, about a couple of million dollars.

The Escondido thing, probably right around a $1 million again, I think that’s mostly been reflective but we think we have a recovery opportunity there as I mentioned. We think that’s mostly due to just really the rapid growth in that business over really from 2010 to 2011, we got close to $30 million in revenue in 2011, which stretched our operating capability there. We had a couple of significant projects with Escondido that we were unable to finish on time and that just stretched out our both people and equipment utilization on those projects.

Europe was probably due to weather it was off, I would say between a $1 million and $1.5 million to some of the various issues that we discussed there. We expect to make that up as I said over the balance of the year. And then of course, as you mentioned, those things were offset by very strong performance out of gate with Fyfe. They’re working on some very high-end, mostly pipeline projects but also strong margin performance in our other verticals.

And then the North American business did better than we anticipated this year, through really a mix. I mean its $6 million better year-over-year. Ruben talked about the results of some of the cost reductions that we took last year, which we saw in full force in the first quarter. But then also about $4 million in margin improvements and that’s a combination of eliminating certainly executioners, which plagued us last year, but primarily better scheduling and less stranded cost. So I think that our team’s done a really great job moving crews around and getting them and keeping them at a very high utilization rates during the first quarter, which was not the case last year as we know.

Arnie Ursaner:	You didn’t mention Australia, what do you think the hit was from that?

Joe Burgess:	You know, I don’t know, Arnie. I’d have to ask that question.

Arnie Ursaner:	Okay. Thank you.

Joe Burgess:	You’re welcome. Thank you.

Operator:	Thank you, sir. Our next questioner in queue is Eric Stine with Northland Capital. Please go ahead. Your line is now open.

Eric Stine:	Good morning. Thanks for taking the questions.

Joe Burgess:	Thank you. Good morning, Eric

Eric Stine:
Wonder if we could just start with NAR. As of late, a lot of industry participants have been out saying that they think – think that things have normalized and are actually pretty optimistic. And you seem to be a little bit more conservative, saying that it’s stabilized. Can you just talk about the thinking there? Is it because of your bidding discipline and that you’re taking some actions to get out of unprofitable markets or is it something else?

Joe Burgess:
Well, I mean, I think we’ve said the same thing. The market in North America in particular, we think is in the aggregate stable. Now, if you go – it’s a regional business and actually a very local business, you have different pockets within that. We have pockets along the Eastern seaboard that are not very good. We have pockets in the West that are not very good. The heartland of the country what we would call our Central region has been pretty robust. There has been a couple kind of a modest up-tick in what I’ll call larger projects, some which we would hope to have some positive news on that we would release to the public here in the very near future. And then of course the Canadian market is very, very strong. But then there again are some pockets of core pieces of our market, where we’re seeing reduction in bidding activity and that’s caused us kind of pushing our crews around.

The other dynamic is one that we’re managing. I mean we want to increase our margins on the contracting side. And there are fundamentally some markets in the United States that the risk reward just isn’t there or taking on the execution risk in the contracting market. So I mean our bid table in that market looks pretty good. Our win rate continues to be in the low-to-mid 40s. And we’re pleased with that because we’re maintaining that standard while increasing the margins that we have in backlog. And I think as I’ve said in the previous call, but nothing has really changed about the market. There is a lot of transaction size that is still very small, diameter of mix is still oriented towards small diameter in the high 80s. That means a lot of transactions and a lot of competition in for a lot of relatively small work.

So – and as we’ve discussed that puts 00 that can put pressure on your operating expenses as you compete in that market. Having said that we felt like, for the aggregate, for the balance of this – for full 2012, the 20%, 21% while if we can get to 22% on a gross margin basis would be outstanding for that region, for that business which would translate into high single-digits operating margins. To achieve kind of a rounded 20% in the first quarter, which is traditionally our worst quarter, we feel really good about that.

Eric Stine:
Okay. That’s helpful, yeah, that was a very good quarter in that segment. Maybe just turning to Fyfe, I’m interested in your comments just in the release that the pipe – it seems like the pipeline is growing pretty significantly, some of the opportunities out there, I’m just wondering if you can put that into context maybe against some of the bookings that you had in the first quarter? I mean are these very large projects or is it a greater number of projects?

Joe Burgess:
I would say little bit of both. The pipeline sector, the pipeline segment vertical for them is about a third of their business. And it tends to be larger projects than, when you go over to commercial buildings or transportation issues or waterfront structures which tend to be smaller. So they have certainly booked and have executed very, very well on their mix of pipeline which was a little bit higher in the first quarter. I don’t have the exact number, but that mix was a positive for us.

I think the other thing I’d say is that we knew this going in but I would say that the Fyfe products are very complementary product to our CIPP business. And that is something that’s accelerating within the company, the cooperation between what Fyfe can do on unique larger diameter and then industrial applications is being very, very complementary to our CIPP projects. And so we are still early days, obviously, but we are starting to see a lot of joint efforts there. And of course we will continue to expect that because our distribution platform on the municipal side for CIPP is really unparalleled in the market. We are a national player. There is really no significant utility in the United States that we haven’t worked for and generally worked well for. And – so I think that’s going to be a – I think that’s going to be an excellent growth vehicle for Fyfe as we get better at jointly marketing those products.

Eric Stine:
Okay, that’s great. And last one from me just a bookkeeping question for Ruben. Could you just give, I may have missed it, but the specific revenues for the Energy and Mining segment? UPS, Corrpro, CRTS and Bayou.

Ruben Mella:
We gave the gross profit for those, I would say UPS’ revenues were just under $40 million, Corrpro was just right at $47 million, Bayou was at $22 million. If you include Hockway with Corrpro, that was another $700,000 and CRTS is right at $6.8 million.

Eric Stine:	Okay, thanks a lot.

Joe Burgess:	It’s a nice work there, Ruben pinch hitting for David on a on the detailed question.

Operator:	Thank you. Next questioner in queue is Michael Roomberg with Ladenburg. Please go ahead. Your line is open.

Michael Roomberg:	Hey, good morning, guys.

Joe Burgess:	Good morning.

Michael Roomberg:	Just a couple of quick questions. Well, actually just one quick question on Fyfe, what is the size of the Europe operation that is to be consolidated later this year?

Joe Burgess:	It is very, very small.

Michael Roomberg:	Okay.

Joe Burgess:	You know I – there is a couple million top line.

Michael Roomberg:	Yeah.

Joe Burgess:
That’s why we – it has not been a big focus for us. It’s also based in Greece, which has been problematic, not to bore everybody here with just, but it’s mainly some legal issues and then some structure issues of where we’re going to constitute that business. We – I mean, we like the long-term prospects here, but it’s easily of the Fyfe portfolio, the one that’s kind of farthest behind and getting its marketing approach solidified and the products kind of out into the marketplace.

Michael Roomberg:
Okay, okay. Well that actually brings to mind, just from a larger European perspective as it relates to rehab. I mean, what are your thoughts with respect to austerity in Europe and how that might affect municipal and utility infrastructure budgets going forward here?

Joe Burgess:
We expect it to have a negative impact. And we believe we reflected that in our 2012 plan. I mean our strategy in Europe really over the last couple of years has been to significantly decrease our reliance on contracting profitability in favor of pushing tube sales and utilization of wet out facilities, which we think are strategically located. So we’ve actually, I don’t know if this is true in every year, but the revenues in Europe have either been flat to modestly declining and then through a combination of reduced OpEx by kind of curtailing the breadth of our contracting operations and then increasing tube and technical services sales in a variety of markets, we’ve actually been able to increase the profitability.

And that’s – our plan for 2012 is more of the same. The comments that I made this year are that we actually started to see some pretty robust bounce back in the back half of 2011 particularly in France and Spain more so in the – and also in the UK although that’s more – that’s easier to predict based on the five year capital cycle of our major utility clients over there. And we’ve seen – we have seen a pretty significant – we’ve seen some retrenchment and some sketchiness in the markets in France and Spain that we think is more than just, hey, it was cold. So we’ve got a little bit of concern about that, but we believe we’ll kind of claw back to the position that we expected in Europe?

Michael Roomberg:	Okay.

Joe Burgess:	But it certainly a difficult market.

Michael Roomberg:
Okay, all right. And then just lastly, Joe, on E&M, you’ve talked in the past about Corrpro. You are attempting to move that business up the value chain a bit, to improve margins with some higher margin consulting work. I’m just wondering if you could talk about the Corrpro mix in the first quarter here and what your expectations are there, as you go throughout 2012 and into 2013?

Joe Burgess:
Yeah. Well, I mean Corrpro has kind of gone through – they’ve made progress on their operating margins. For us to kind of hit our goals, this needs – it needs to be a mid-teens operating margin company. And as we’ve gone through the last two years, they ticked up just not at the pace that we would like. Some of those issues are related to kind of a continued high level of what I’ll just, kind of a single digit construction business that focuses on digging pits and putting in cathodic protection companies. But we have in fact made a lot of progress in selling to some of the premium services there. They have a very robust water division that works on corrosion issues with water utility customers and that business has grown nicely for us. Pipeline inspections continues to grow really across the U.S. – across the U.S. and Canada. And the good news about that is as we migrate to a broader array of services and techniques and regulations increase across those, our longstanding relationships with clients in an increasingly regulated environment, I think bodes well for us to even increase our share of this higher margin – both inspection and analytical services as to what is the long-term asset management plan for pipelines.

And then in Canada, we also have – we also had a non-disrupted testing group, which focuses on high-end, unobtrusive ways of both analyzing and then reporting on and developing maintenance plans for pipelines. And we think that’s something that’s been a growth market really in the space for a while. We’re relatively new to it, but we certainly have ambitions to build out our service portfolio and to grow that.

So, Corrpro ended up last year, I want to say around 9%. In terms of operating margin, our goal is – our goal is to get them into double-digits nicely this year and to continue to press the envelope while, by the way, we grow the top line by – our target this year is for 15%. So and that needs to be a bigger part of that platform. As I’ve said before, if you look at the structure of that platform, we certainly have a strong level of recurring revenue through and that’s mostly Corrpro and then we would consider pieces of the UPS business is recurring particularly in the U.S. and Canadian markets. But we need more of that, so that – again so that we put ourselves in a better position to not only have the home run year, when we – when our project businesses are hitting but to consistently grow the business.

Michael Roomberg:	Got it. That’s a great color. That’s a great color. Thank you, Joe.

Joe Burgess:	You’re welcome. Thank you.

Operator:	Thank you. Our next questioner in queue is Liam Burke with Janney Capital Markets. Please go ahead. Your line is open.

Liam Burke:	Thank you. Good morning, Joe. Good morning, Ruben.

Ruben Mella:	Good morning.

Joe Burgess:	Good morning.

Liam Burke:
Joe, in terms of cash flow, and Ruben highlighted the amount that you’ll generate this year. Obviously, acquisitions are always on the radar screen, but outside of acquisitions, what would be the priority for the cashier?

Joe Burgess:
Well, Ruben highlighted a few things that we have to do. We have some – we have to pay-off some of the debt. And I would say the biggest thing in our capital program, our capital program this year is mostly maintenance with the exception of our share, which is about $10 to $11 million of this insulation facilities that are being constructed now, in New Iberia. And that would be it. I think that – I think underlying our improved cash position in the first quarter, I think is some good work that our operating teams have done, particularly on the project management side by managing the cash, the cash in these projects and then collecting the cash. And we have – we’ve made significant progress on some projects in the U.S. where we had – where we had some stranded cash either because of some commercial disputes or just outright tardiness from clients. I know NAR has done a nice job with that. Made some significant progress on some issues in our – in business primarily in Bayou. And I think we’re also making some progress extracting cash as we complete projects in both India and Singapore despite our dissatisfaction with the earnings profile of those projects.

You talked, you mentioned acquisitions, I think one of the things that’s different about Aegion from the old Insituform days is our strategy process is much more robust than it was in the past. So we’re always looking at those types of things, but certainly nothing eminent.

Liam Burke:
All right. And on the operating margin front, obviously, you have a seasonally low quarter, you got volumes, product mix et cetera, you talked about NAR having that potential to step up gross margins from what look like real strong 20%, to 20% plus on the out quarters. How do you see margins, our operating margins scaling through the balance of the year? Do you see a gradual increase as volumes step up and product – project mix improves or do you see the step up as your backlog, you’ve got some backlog that is more profitable?

Joe Burgess:
Our margin, there is a – you should see a – I guess in two components, Liam, you got – we have a gradual step up because certainly our North American business does – has more volume in the second and the third quarter. We’re constantly trying to improve the margins in our backlog as we do more volume. Our manufacturing facilities certainly are more efficient. So you should see second and third quarter and probably even fourth quarter margin improvement over what we have achieved in the first quarter. Although I’ll reiterate our first quarter performance on margin for that business for that quarter, we think was very strong.

The E&M side, you get some of that effect in Corrpro as they get into more of their project activity as you get into the second and the third quarter. Although, you can also see some incremental lumpiness. The biggest factor of us not being better on operating margin in the first quarter was idle facilities at Bayou. I mean those are essentially manufacturing facilities, and they are good margins when they are working and there are margin drain when they are not. So that would, I think that bodes well for a step change in margin improvement in the second quarter as we go from – to go from facilities not producing to producing.

And then I guess the other big variable to kind of follow would be the UPS international project mix. And I guess I should throw CRTS into that as well. UPS, the highest margin work that they do is in their core U.S. and Canadian markets. Those are smaller projects. They tend to build – margin momentum tends to build during the year, but it’s reasonably consistent. As we get into the international projects, particularly, the large scale wins, you can have some differing incremental margin impacts to that.

So it’s a mix of both. So I mean when we’re trying to communicate about margins, we certainly look at the gradual impact of just our businesses strengthening based mainly on volume, and we get some scale impacts on incremental margins. But then to communicate properly about it, we have to look at both what’s going on, on the larger project businesses in terms of the margin profile that they are actually working on and of course the timing of those projects, which as we’ve all learned is important and sometimes not controllable.

Liam Burke:	Thank you, Joe.

Joe Burgess:	You’re welcome.

Operator:	Thank you, sir. Next questioner in the queue is Glenn Wortman with Sidoti & Company. Your line is open. Please go ahead.

Glenn Wortman:
Yeah. Good morning, everyone. Just a – what’s driving the better than expected gross margin of Fyfe here? You got to mention anything  mid 40s in the near term is sustainable. What is your normalized gross margin for that business over the long-term, may be after factoring in the international operations?

Joe Burgess:
The international operations, let’s just take that first, they operate at a – and I think we’ve discussed this – well, I’m sure we discussed this before. They operate at a modestly lower gross margin profile because it’s just the installation business on international, whereas you have a blended margin in the North American market that includes both the installation margins and the manufacture margins. So, we think – Brian said – he prefer me to say 40% or low 40s, but we think we could be mid 40s for that business in North America. And then you probably are going to drop 10 percentage points for the international margin because you lose the manufacturing fees. Of course, it’s somewhat accretive to the North American margin because it’s to the extent that both businesses grow and we’re manufacturing more here, margin profile in North America should improve based on growth of the installation businesses in Asia Pacific primarily.

Glenn Wortman:
Okay. And then just focusing on the diameter mix in North American sewer, you made – you commented on the general North American market but more specific to Aegion, are you now realizing a greater percentage of large diameter projects relative to where you were last year and then how do you see that ratio?

Joe Burgess:
No, not really. We’re still in the mid to high 80s on diameter mix for small – for small and we don’t really see anything different. There’s been a couple of very large – not couple, one and then a smaller one, but there’s been a few standalone large diameter projects that we competed for here recently and are competing for. But we don’t see that as – we just see that as some projects based on some specific particular clients, but the bulk of the market is still coming off as relatively small projects and the north of 85% – north of 85% small diameter.

Glenn Wortman:	Thanks a lot.

Operator:	Thank you. Our next questioner in queue is Jeff Beach with Stifel, Nicolaus. Please go ahead. Your line is open.

Jeff Beach:	Good morning, Joe and Ruben.

Ruben Mella:	Good morning.

Joe Burgess:	Good morning.

Jeff Beach:
Couple of questions. First, I don’t think you mentioned, I apologize if I missed it, but any goals for Asia Pacific? You started out in the whole a couple of million, can you reach a profitability this year or at least breakeven?

Joe Burgess:
Yeah. No, we expect to be profitable there. Our Australian business is, our Australian business, as we mentioned, was shut down a substantial part of the first quarter, but it has nice backlog. We’ve expanded there, really done a nice job expanding outside of the Sydney market. So we expect it to be profitable. We obviously took some hits in the first quarter largely related to Singapore. We think our Indian market is at a right level, we’re not really burning much of anything there for – in terms of cost and cash. And we are looking to be opportunistic. Our Hong Kong business is stable and we’re looking to be opportunistic and I described one opportunity in Kuala Lumpur in Malaysia and that could be upwards of – it looks like to us like in 2012, $9 million to $10 million worth of potential contracting volume.

And then about a half of that again in tube sales to other contractors that are participating in project. So the loss situation that we had in the first quarter was really recognizing some stranded cost because of scope reductions in Singapore. And that’s why I made the comment that I did and this has been a common theme through our Singapore experience and our Delhi experience, where we’ve structured businesses to execute $15 million or $20 million worth of work and we go through – we go through – and are often by the way required contractually to set up a company to execute that amount of work and then the work doesn’t materialize. And so we end up with some stranded cost that needs to be – that has needed to be adjusted and we did get some of that in the first quarter. But we expect it to rebound to a level, to a modest level of profitability.

Jeff Beach:
Thanks. Second question, in the last couple of months there has been a large number of big oil – particularly oil pipeline projects announced for North America. Are you starting to see any of that yet percolate down in terms of even kind of feelers or coating activity?

Joe Burgess:
I would describe our coating activity as robust. Now, so I think the short answer is yes. The timing of those things, as you know, because you study this topic as much as us, is very, very difficult to predict.

Jeff Beach:	Okay.

Joe Burgess:	But there is a lot of coating, there is a lot of coating activity, I would say in the market.

Jeff Beach:	Okay.

Joe Burgess:	Both onshore and offshore, you were referencing, I think, onshore activity?

Jeff Beach:	Yes.

Joe Burgess:
But offshore is very robust. And I think I said in my previous remarks, we’re actually wish we had our insulation facilities already up and running. So we’re working very, very hard to get those – to get those into production mode.

Jeff Beach:
Thanks. And last question, you’re looking to complete a large amount of this Morocco project at UPS this year. Is there enough bidding activity on large projects kind of on the drawing boards out there to potentially replace this business going into next year?

Joe Burgess:
Well that’s – I mean, I think that’s – that will be the challenge for 2013 and beyond for UPS and for CRTS I would put them. There – those are their elephant hunting businesses, if you will, where they as we push U.S. – as we push UPS internationally into both more geographies, we’ve also push them into larger projects. We can even go back to, if you look at press releases related to UPS, it’s a series of press releases that goes something like this is the largest project UPS has ever done, kind of starting with a 20 plus million dollar project that we did in Poza Rica in Mexico a couple of years ago accommodating in this project in Morocco.

I guess my short answer is that’s the challenge, but I also think the answer is yes, now whether that math works perfectly every year particularly in a year where you have a $70 million project and then with WASIT, a $48 million project, remains to be seen. But certainly, we continue to push that technology into the Asian markets. As you’re aware, we did $20 million worth of Australian work this year that has – we do not expect to do that much work in Australia in 2012 not – not even nearly that much work, but we expect that market to be very robust with inquires and bid opportunities for 2013.

We continue to focus on expanding our reach in South America outside of Chile to Argentina and Brazil, Peru, those markets have been modest markets for us, but we think they can be much larger. And then of course we’ve been talking and have – we felt like 2011 was a breakthrough year for us in establishing reference projects in the Middle East. As I said in my remarks, we have projects really from Oman, throughout the Emirates to Bahrain doing our first work for Saudi Aramco, significant projects in Kuwait. So we expect to get significant growth in that market from the modest start that we’ve had two years ago to where we are now.

So, short answer is yes. But I was trying to – just trying to give you some color on the CRTS side, I mentioned we’re wrapping up the project that’s kind of a joint project between Saudi Aramco and Kuwait Oil Company. We have the WASIT project. We’ve done our first work in Brazil towards the end of last year. We expect that to be major, major activity over the next two or three years. And then of course there is also an increasing adoption rate of just doing the joint coating particularly in these offshore applications. So it’s certainly a challenge for those businesses, Jeff, but we think the project activity is such that they’re going to meet that challenge.

Jeff Beach:	Right. Thank you.

Joe Burgess:	You’re welcome.

Operator:	Thank you, sir. Next questioner in queue is from Gerry Sweeney with Boenning & Scattergood. Please go ahead. Your line is now open.

Gerry Sweeney:
Good morning, guys. Actually you covered just the last portion of my main question, which was really going to center around the global distribution platform and your backlog, the large projects in 2012. So I appreciate it. But, may be just staying on that theme a little bit, obviously, the next step is not just finding new geographic regions and bigger projects, but may be you can discuss – and obviously this is a little further out, maybe the integration collaboration of different product lines in different areas and bringing it altogether a little bit more. I think that’s why a lot of the – the true value, I think as you’ve mentioned earlier in your remarks will come from as taking these multiple products integrating them and getting some higher sales, I just want to see what the strategy and what’s behind that in the next couple of years.

Joe Burgess:
Sure, well, we mentioned the couple of these opportunities I would say on the Wastewater side, it’s clear that the Fyfe product portfolio as it relates to pipelines is very, very complimentary with our Wastewater business. And we need to again its early days, but we’re pretty excited about the opportunity we have of introducing that across our distribution platform. Obviously we’ll model that initially and we’ll model and execute on that initially in our North American markets and then we’ll focus on our targeted international opportunities.

I think on the energy platform, certainly our coatings operations, particularly our joint coating operations are highly complementary. CCSI and CTRS have a wide array of technologies that can solve significant problems both onshore and offshore. Those businesses are becoming more complementary to each other and starting to work much more closely together. There are also opportunities for the Field Joint Coatings to work with both our primary coating facilities, which has always happened and our lining facilities, UPS. UPS, Tite Liner and CRTS are currently working now on a joint project in Chile, which UPS introduce CRTS to where they were doing lining work on obviously long stretches of pipe, but the client there was not satisfied with the – a corrosion protection and the strategy that they were using on the joints and CRTS has been able to sell into that situation. And I think you’re going to see – I think you’ll see more and more of that.

And of course a broad distribution platform business, which is another reason why you constantly hear us about getting Corrpro bigger is that’s really the distribution platform that we have for E&M and that’s why we’ve been working hard to. They’re on the front end with a lot of clients. They are doing a lot of fundamental asset management work, corrosion prevention work on key assets and out of that work and understanding flows – should flow and increasingly flows a lot of opportunities for our other technologies to provide solutions.

So getting Corrpro bigger, I think is critical to our long-term strategy, because one is they are – they are easily the most the – they usually have the revenues and profits that are most recurring out of our E&M platform. And they are also closer to the front end of asset maintenance and corrosion prevention decisions for our clients. So that flows a lot of high quality information and market intelligence so that we can participate earlier and hopefully more robustly with our clients with our other technologies. So it’s a very, very key part of our strategy.

Gerry Sweeney:	So the Corrpro guys in the front-line soldiers essentially.

Joe Burgess:	Well, I wish you hadn’t described them like that, because they’re all pumped up now, but yes, pretty much .

Gerry Sweeney:
Okay. And then one another quick question to add – the call has been quite long as it is but on the Energy and Mining side, maybe the area, the UPS, the CRTS, how much of that can you quantify is let’s say repair, replacement business/predicated versus predicated on a new business or new infrastructure? Will that vary?

Joe Burgess:
Yes, it will vary, it obviously varies over time. UPS is – and I think this is – they used to be probably mostly a maintenance place, certainly in their core U.S. and Canadian markets. In terms of – hey, here is an existing line and we may be replacing the line but now we’re going to line – we’re either going to put a liner in an existing line or we’re going replace the line which was previously not lined with something that’s lined. And we would call both of those activities maintenance versus, hey, I’m expanding – I’m expanding, I’ve got a big project and so now I’m going to go with the line thing.

Gerry Sweeney:	Yeah.

Joe Burgess:
But I think the UPS has pushed its – pushed the performance of this technology and exposed it to a greater array of potential issues with our clients, it’s become increasingly a new pipe play. I mean like obviously Morocco was a new, there is a new phosphate slurry line from the mine to a manufacturing facility. So it’s increasingly that but it will change over time. I would guess the way we think about U.S. and Canada probably still – those are more oriented towards maintenance and we view those as largely recurring markets. And then in some of the new geographies, it’s probably more of a new pipe play.

CRTS, a little bit of the same, certainly their onshore business with their liquids business and joint coating were similar to CCSI are high margin, but more on new spending. And then of course their offshore business is exclusively new spending.

Gerry Sweeney:	Got it. Okay. I appreciate it.

Joe Burgess:	Sure, thank you.

Operator:	Thank you, sir. Next questioner in queue is David Rose with Wedbush Securities. Please go ahead. Your line is open.

David Rose:	Hi, good morning, quick questions.

Joe Burgess:	Good morning.

David Rose:	Housekeeping items and other income item. What was the swing from the first quarter of last year and this year about $800,000 in the other income line? Can you refresh my memory?

Joe Burgess:	I cannot.

Ruben Mella:	David let me give...

Joe Burgess:	I cannot and Ruben is shuffling papers. So we need David Martin for that.

David Rose:	Okay.

Joe Burgess.	But we could certainly – we’ll get back to you later in the day, as soon as we get that.

David Rose:	Yeah, that would be helpful.

Joe Burgess:	Sure.

David Rose:	And your tax rate assumption going forward is going to be what we saw in the first quarter?

Ruben Mella:	No. The run rate should still be around 30%.

David Rose:	Okay. So the reason for the decline in the first quarter?

Ruben Mella:
It would be a function of the low quarter activity where you kind of see tax rates vary a little bit and also the impact on the normalized basis for the acquisition related expenses. But as you get into the more higher volume activity in the quarter the main earnings part of the year that tax rate 30%, 30% is still about the right rate.

David Rose:	Okay. And any variance lastly, any variance on the Fyfe margins versus plans?

Joe Burgess:	Well, the first quarter was as we said was higher. I think we had that at 42%, what we planned, Brian?

Brian Clarke:	Yeah, we are in the low 40s for gross margins.

Joe Burgess:	Yeah, for the whole year – for the year taken as a whole, I don’t know that we quarterly – but we didn’t make any adjustments on a quarterly basis.

David Rose:	Okay, so it was in line with your quarterly adjustment, your quarterly estimates?

Joe Burgess:	Yes – well, no it’s higher. It’s higher in the first quarter and we think that’s real, so we don’t expect a corresponding adjustment down in the second quarter.

David Rose:	Okay. I can follow-up with you after the call. I think the call has been long enough. All right. Thank you very much.

Joe Burgess:	Thanks, David.

Operator:	Thank you. And presenters it appears that we have one final question, Eric Stine with Northland Capital. Please go ahead, your line is open.

Eric Stine:
Yeah, I just wanted to sneak in one last one on UPS. Just wondering if you can quick talk about the new joint venture with STS and some of the opportunities that you see out there as part of that. It looks we’ve got a pretty sizable existing customer list.

Joe Burgess:
Yeah, well, this is something we’ve been thinking about and then kind of working on over here for the last few months. This is – we think a very, very capable company. They’ve been a competitor of ours in Oman. I mean I think an accurate description of the situation is they’ve kind of promoted over the years a loose lining technology and been reasonably successful certainly in Oman and then in other areas of the Middle East. And we’ve had our business over there for a few years. We think we’ve taken a bit of business from them and made some significant inroads in terms of converting people from other technologies to our Tite Liner approach.

However, we’ve just taken the – as we’ve gotten to know them, they’re a very capable organization, they have tremendous contacts throughout the region and exposure to some of the clients. And so we think – we think getting together with them and kind of combining their – the exposure that they have to customers in the region in a joint venture will accelerate our overall growth. And of course not only will it we think accelerate growth in UPS, but we think it will also, over time, increase the exposure for our other products and services.

Eric Stine:	There is something we should think about as chasing large projects is kind of like the UPS-Aptec joint venture?

Joe Burgess:
No, I think this will – more – what we would hope is that this would be a vehicle to kind of act like our UPS business in U.S. and in Canada to have support and capability to be able to do a $150,000 project that our client needs in a refinery or at some extraction point. So it’s more of a – I guess it’s more of a business to kind of attack the market in its entirety.

Eric Stine:	Okay. That’s helpful. Thanks.

Operator:	Thank you, sir. And that concludes our time for question and I’d like to turn the program back over to Joe Burgess for any additional or closing remarks.

Joe Burgess:
Okay. Again I’ll just reiterate where I think we started. You know we are on balance, pleased with the quarter. We think it gets us off to a good start. We think when you – I think when you combine that with our backlog position, which includes kind of a strong position across almost all of our segments, we certainly feel very good about our ability to deliver on our guidance of between $1.40 and $1.60. And of course that would imply of getting us back hopefully into a double-digit return on invested capital target.

We’re also kind of excited about the momentum that a number of these products have in the marketplace and that stretches everything from continued momentum at UPS to expanding our facilities and capabilities at Bayou with the insulation product line and the emerging – and spend levels and project opportunities in the Gulf to CRTS’ increasing exposure in a number of markets. And of course we’ve talked at length about the strong start for our Commercial and Structural and Fyfe team.

So pleased with the quarter and excited about kind of where we are in terms of being able to deliver on our commitment. I said earlier in my remarks, I think that has to be our top priority in terms of restoring confidence in our ability to do that and we’re – that’s what we’re focused on.

And lastly, I would just get in one more plug for our Investor Day on May 8th in New York City. It truly will be an opportunity to not only see the technologies but to observe our operating management in the wild, which is always a great opportunity. So we’re hopefully – hopefully everybody can make it and encourage others to make it. So anyway, thank you for your interest and appreciate you taking the time and we appreciate the questions. Thank you.

Operator:	Thank you, sir. Again, ladies and gentlemen, this does conclude today’s program. Thank you for your participation and have a wonderful day. Attendees, you may disconnect at this time.

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